INDEX SUBLICENSE AGREEMENT

This Agreement (together with all exhibits, this “Agreement”), dated August 26, 2016, is by and among Nuveen Fund Advisors, LLC, a Delaware limited liability company (“NFAL”), and NuShares ETF Trust, a Massachusetts business trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of certain series of the Trust identified on Exhibit A hereto, as it may be amended from time to time (the “ETFs”).

WHEREAS, NFAL is a party to certain agreements (the “License Agreements”) with certain parties (the “Index Providers”) to use certain indexes (the “Indexes”) and their related marks (the “Index Marks”) owned by the Index Providers, all as identified on Exhibit A hereto, in connection with the operation, issuance, marketing, and promotion of the ETFs;

WHEREAS, the Trust wishes to use the Indexes and the Index Marks in connection with the establishment, operation, identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

WHEREAS, NFAL, pursuant to its sublicense rights under the License Agreements, wishes to authorize the Trust to use the Indexes and Index Marks on behalf of the ETFs consistent with the terms of the License Agreements and as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1. Grant of Sublicense.

Subject to the terms and conditions of this Agreement, NFAL hereby grants to the Trust sublicenses to use the Indexes (and associated data and information) and the Index Marks with respect to the ETFs in the manner set forth in, and subject to the terms of, the License Agreements. The Trust will not sublicense or purport to sublicense the Indexes or the Index Marks to third parties.

2. No Ownership Rights; Trademark Quality Control.

The Trust acknowledges and agrees that nothing in this Agreement shall transfer to the Trust or the ETFs any title to, or any right or interest in, any Indexes or Index Marks, and that all rights to or in the Indexes or the Index Marks are reserved to the Index Providers.

The Trust’s and/or the ETFs’ use and display of the Licensed Marks as authorized hereunder (including in any marketing and promotional materials related to the ETFs), shall: (a) conform in all material respects to standards of quality that NFAL may from time to time reasonably identify with respect to the display and use of the Licensed Marks; and (b) be in compliance with all applicable laws, rules, regulations, and/or self-regulating organizational rules, including, but not limited to, banking, commodities, and securities laws. Upon reasonable request, the Trust will deliver to NFAL representative samples of the Trust’s and/or the ETFs’ materials using the Licensed Marks. If NFAL reasonably determines that the Trust and/or the ETFs fail to maintain a consistent level of quality in accordance with the terms of this Agreement, then NFAL may request that the Trust take reasonable steps to remedy any such deficiencies and the Trust shall promptly comply with (and cause the applicable ETFs to promptly comply with) such requests.

3. Performance of Obligations under the License Agreements.

The Trust will be responsible for performing all of NFAL’s applicable obligations under the License Agreements (other than the payment of license fees), as such obligations relate to use of the Indexes and the Index Marks in connection with the formation and operation of ETFs. The Trust acknowledges and agrees that it has received and reviewed copies of the License Agreements, and agrees to be responsible for all of NFAL’s obligations thereunder. Any rights under the License Agreements not expressly granted to the Trust hereunder are reserved by NFAL. The Trust further agrees to the additional terms and conditions set forth in Exhibit B.

4. No Fees.

The rights of the Trust, on behalf of the ETFs, to use the Indexes and the Index Marks are provided by NFAL at no cost to the Trust or the ETFs.

5. Warranty by NFAL.

(a) NFAL warrants that it has the right under the License Agreements to permit the ETFs to use the Indexes and the Index Marks under this Agreement, and that to its actual knowledge, each ETF’s use of an Index and its related Index Marks in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

(b) NFAL makes no other warranties as to the Indexes or the Index Marks, including no warranties that the Indexes or the Index Marks: (i) are of any particular quality (satisfactory or otherwise); (ii) are fit for any particular purpose or use, including but not limited to producing any particular investment outcome or suitability for any use made of the Indexes or the Index Marks (whether or not this use has been made known to NFAL); or (iii) are accurate or complete.

6. Limitation of Liability.

With respect to the Indexes or the Index Marks, NFAL shall not be liable to the Trust or any ETF (whether by breach of contract, negligence, or for any other reason) for any loss of profits; loss of sales; loss of revenue; loss of goodwill; loss of reputation; loss of opportunity; loss or damage arising from any claim by a shareholder of an ETF; loss of value in or relating to an ETF; or any indirect, consequential or special loss or damages relating thereto.

7. Indemnification.

The Trust shall indemnify and hold harmless NFAL and its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETFs or interests therein, (b) any breach by NFAL of its covenants, representations and warranties under the License Agreements or this Agreement caused by the actions or inactions of the Trust or the ETFs, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the ETFs or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of NFAL or an affiliate of NFAL. The provisions of this section shall survive termination of this Agreement.

8. Term and Termination.

This Agreement shall become effective as of the date hereof. This Agreement may be terminated by either party upon 60 days’ written notice to the other party. In addition, this Agreement shall terminate with respect to any ETF using an Index or Index Mark with respect to which the License Agreement with the Index Provider has been terminated. Upon the effectiveness of any such termination, the Trust and the ETFs shall immediately cease to use the Indexes and the Index Marks.

9. Confidentiality.

The Trust shall keep confidential any confidential information with respect to this Agreement, the License Agreements, the Indexes and the Index Marks, disclosed to it by NFAL and marked as being confidential. The Trust shall not disclose any such information unless written consent is obtained from NFAL. The contents of the License Agreements (but not their existence) shall be treated as confidential. The obligations of confidentiality in this Agreement do not apply to any information: (a) that is generally available to the public, unless this availability results from a breach of this Agreement; (b) that the Trust already possesses or which it obtains or originates independently in circumstances in which the Trust is free to disclose it to others; (c) that is trivial or obvious; or (d) that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorized to order its disclosure.

10. Amendments.

No provision of this Agreement may be amended except by written agreement of the parties hereto, except that NFAL and the Trust may add or delete ETFs from Exhibit A hereto by mutual assent.

11. Assignment.

The Trust will not make, or purport to make, any assignment or other transfer of this Agreement. NFAL may assign its rights and obligations under this Agreement effective upon the giving of written notice to the Trust.

12. Entire Agreement.

This Agreement, which includes all exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

13. Construction.

Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of Illinois.

14. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

15. Declaration of Trust of the Trust.

The Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually. The obligations imposed upon the Trust and the ETFs by this Agreement are not binding upon any of the Trustees or officers of the Trust or the shareholders of the ETFs individually but are binding only upon the assets and property of the Trust and the ETFs.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

NUVEEN FUND ADVISORS, LLC

/s/ Gifford R. Zimmerman
Name: Gifford R. Zimmerman
Title: Managing Director

NUSHARES ETF TRUST, on behalf of the ETFs listed on Exhibit A

/s/ Kevin J. McCarthy
Name: Kevin J. McCarthy
Title: Vice President and Secretary

EXHIBIT A

ETF	Index Provider	Date of License Agreement	Date of Grant of License to Index	Index	Index Marks
NuShares Enhanced Yield U.S. Aggregate Bond ETF	Merrill Lynch, Pierce, Fenner & Smith Incorporated	July 15, 2016	August 26, 2016	BofA Merrill Lynch Enhanced Yield US Broad Bond Index	• BofA Merrill Lynch • Merrill Lynch, Pierce, Fenner & Smith Incorporated • Merrill Lynch • The BofA Merrill Lynch US Broad Market Index • The BofA Merrill Lynch Enhanced Yield US Broad Bond Index
NuShares Short-Term REIT ETF	S&P Opco, LLC	October 21, 2016	October 21, 2016	Dow Jones U.S. Select Short-Term REIT Index	• Dow Jones
NuShares ESG Large-Cap Growth ETF	MSCI Inc.	October 1, 2002	October 1, 2016	TIAA ESG USA Large- Cap Growth Index	• MSCI • MSCI USA Growth Index • TIAA ESG USA Large-Cap Growth Index
NuShares ESG Large-Cap Value ETF	MSCI Inc.	October 1, 2002	October 1, 2016	TIAA ESG USA Large- Cap Value Index	• MSCI • MSCI USA Value Index • TIAA ESG USA Large-Cap Value Index
NuShares ESG Mid-Cap Growth ETF	MSCI Inc.	October 1, 2002	October 1, 2016	TIAA ESG USA Mid-Cap Growth Index	• MSCI • MSCI USA Mid-Cap Growth Index • TIAA ESG USA Mid-Cap Growth Index
NuShares ESG Mid-Cap Value ETF	MSCI Inc.	October 1, 2002	October 1, 2016	TIAA ESG USA Mid-Cap Value Index	• MSCI • MSCI USA Mid-Cap Value Index • TIAA ESG USA Mid-Cap Value Index
NuShares ESG Small-Cap ETF	MSCI Inc.	October 1, 2002	October 1, 2016	TIAA ESG USA Small-Cap Index	• MSCI • MSCI USA Small Cap Index • TIAA ESG USA Small-

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Cap Index
NuShares ESG International Developed Markets Equity ETF	MSCI Inc.	October 1, 2002	April 1, 2017	TIAA ESG International Developed Markets Equity Index	• MSCI • MSCI EAFE Index • TIAA ESG International Developed Markets Equity Index
NuShares ESG Emerging Markets Equity ETF	MSCI Inc.	October 1, 2002	April 1, 2017	TIAA ESG Emerging Markets Equity Index	• MSCI • MSCI Emerging Markets Index • TIAA ESG Emerging Markets Equity Index

Last updated: May 30, 2017

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EXHIBIT B

With respect only to the ETF Index Product License Agreement between NFAL and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated July 15, 2016 (the “BAML Agreement”), Section 2, Section 3, and Section 5 of the Form of Sub-License Agreement, which is attached as Schedule 4 to the BAML Agreement, are incorporated herein by reference, except that (a) the “Trust” shall be substituted for all references to “Sublicensee” in such terms and conditions and (b) this “Agreement” shall be substituted from all references to the “Sublicense” in such terms and conditions. Such terms that are incorporated herein by reference shall control in the event of any inconsistency with the terms and conditions of this Agreement.

Last updated: August 26, 2016

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